UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEARST TELEVISION INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2717523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 West 57th Street
New York, NY 10019	(212) 887-6800
(Address of principal executive offices)	(Registrant’s telephone number, including area code)
HEARST-ARGYLE TELEVISION, INC.
1998 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
Jonathan C. Mintzer
Vice President, General Counsel and Secretary
Hearst Television Inc.
300 West 57th Street
New York, New York 10019
(212) 887-6800
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Kathleen L. Werner
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-75709) previously filed by Hearst Television Inc., a Delaware corporation (the “Registrant”), on April 6, 1999 (the “Registration Statement”).
     On May 4, 2009, The Hearst Corporation, a Delaware corporation (“Hearst”), commenced a tender offer (through one of its wholly-owned subsidiaries) to acquire all of the outstanding shares of Series A Common Stock (the “Series A Shares”) of the Registrant that it did not already own for $4.50 per share in cash. The offer expired on June 2, 2009, and Hearst promptly thereafter accepted for payment, and paid for, the Series A Shares that were validly tendered in the offer. Shortly thereafter, on June 4, 2009, Hearst Television Inc., a Delaware corporation and wholly-owned subsidiary of Hearst, merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger and continuing after the Merger as a wholly-owned subsidiary of Hearst. In connection with the Merger, the name of Hearst-Argyle Television, Inc. was changed to Hearst Television Inc.
     As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form
S-8 (Registration No. 333-75709) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of June, 2009.

HEARST TELEVISION INC.
By:	/s/ Jonathan C. Mintzer
	Name:	Jonathan C. Mintzer
	Title:	Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David J. Barrett	President, Chief Executive Officer and Director	June 23, 2009
David J. Barrett	(Principal Executive Officer)

/s/ Harry T. Hawks	Executive Vice President, Chief Financial Officer, and Director	June 23, 2009
Harry T. Hawks	(Principal Financial Officer)

/s/ Lydia G. Brown	Corporate Controller	June 23, 2009
Lydia G. Brown	(Principal Accounting Officer)

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